EXHIBIT 21.1
Subsidiaries of the Registrant
The following lists the subsidiaries of the registrant:

State /Country
Subsidiary / dba	of Incorporation

EndX Group, Ltd.	England and Wales
EndX Inc.	Nevada
EndX Ltd.	England and Wales
EndX Pty. Ltd.	Australia
Games of Nevada, Inc.	Nevada
MGC, Inc.	Nevada
Mikohn Europe B.V.	The Netherlands
Mikohn Gaming Australasia Pty. Ltd.	Australia
Mikohn Holdings, Inc.	Nevada
Mikohn International, Inc.	Nevada
Mikohn Nevada	Nevada
P&S Leasing Corporation, Inc.	Nevada
P&S Leasing LLC	Louisiana
PGIC Holdings, Ltd.	England and Wales
Progressive Games, Inc.	Delaware
Viking Merger Subsidiary, LLC	Delaware